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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors


The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-74382, No. 33-88684, No. 333-30003, No. 333-72329, No. 333-74060, No.
333-72331, No. 333-74070, No. 333-74062, No. 333-29997 and No. 333-74068) on
Form S-8 of Team, Inc. of our report dated July 16, 2002, relating to the consolidated balance sheet of Team, Inc. and Subsidiaries as of May 31, 2002, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the year then ended, which report appears in the May 31, 2002 annual report on Form 10-K of Team, Inc..





KPMG LLP

Houston, Texas
August 23, 2002